Exhibit 10.24

CORONADO BIOSCIENCES, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of September 21, 2010 (the “Effective Date”), by and between CORONADO BIOSCIENCES, INC. (the “Company”) and ERIC ROWINSKY, M.D. (the “Advisor”). The Company and the Advisor may be referred to herein individually as a “Party” or collectively, as “Parties.”

RECITAL

The Company desires to retain Advisor to serve as the Vice Chairman of the Board of Directors (the “Board”) and to provide additional consulting services to the Company on the terms set forth in this Agreement.

AGREEMENT

In consideration of the mutual covenants set forth below, the Parties hereby agree as follows:

1. Service as Vice Chairman of Board of Directors.

Effective as of October 1, 2010, pursuant to Board appointment, Advisor shall hold the position of Vice Chairman of the Board.

2. Consulting Services.

Commencing on the Effective Date, the Company hereby retains Advisor, and Advisor hereby agrees to serve, as a consultant to the Company to provide to the Company such consulting services with respect to the Company’s business and operations as may be mutually agreed upon by the Parties including, without limitation, meeting or telephone consultation with Company management, consultants and other Board members, reviewing goals of the Company and assisting in developing strategies for achieving such goals, and providing advice and support for the Company’s clinical product development activities as requested by the Company. Advisor agrees to exercise the highest degree of professionalism and to utilize Advisor’s expertise and creative talents to the fullest in performing the Services.

3. Compensation.

As full and complete compensation for the Services and for his service as Executive Chairman of the Board, the Company shall pay Advisor a fee of twenty thousand eight hundred thirty three dollars and thirty three cents ($20,833.33) per month (pro-rated for any partial month of service as Vice Chairman). The fee will be guaranteed for the first twelve months unless the Advisor terminates the agreement as provided in Section 9 below. In addition, subject to approval by the Board and subject to the terms of the Company’s Equity Incentive Plan (the “Plan”, following the effective date Advisor will be granted an option (the “Option”) to purchase (193,490) shares of the Company’s Common Stock On each anniversary of the grant date of the Option, one-third (1/3) of the shares subject to the Option shall vest, subject to Advisor’s continued service as the Vice Chairman of the Board on each such vesting date. The exercise price per share of the Option shall be equal to the fair market value of a single share of Common Stock on the date of the grant as determined in good faith by the Board. The Option shall be governed by the Company’s 2007 Stock Incentive Plan and shall be granted pursuant to a separate stock option grant notice and stock option agreement.

4. Expenses. Coronado will reimburse Advisor for all reasonable and necessary expenses, including, without limitation, domestic and foreign travel, lodging and meal expenses incurred by incurred by him in connection with his consulting hereunder promptly following Coronado’s receipt of a request for reimbursement from the Advisor. The Advisor shall promptly provide Coronado with documentation supporting all such expenses.

5. Independent Contractor.

Advisor’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Advisor will not be entitled to any of the benefits that the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Advisor is not authorized to make any representation, contract or commitment on behalf of the Company unless specifically requested or authorized in writing to do so by the Board. Advisor is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to his work for the Company under this Agreement. No part of Advisor’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to Advisor by filing Form 1099-MISC with the Internal Revenue Service as required by law.

6. Confidentiality; Inventions.

Advisor recognizes that information relating to the Company and its research and development programs and strategic and business activities and operations is proprietary and of significant value to the Company. Advisor agrees as follows:

(a) At all times during the term of Advisor’s association with the Company and thereafter, Advisor will hold in strictest confidence and will not disclose or use any of the Proprietary Information (defined below), except to the extent such disclosure or use may be required in direct connection with the Advisor’s work for the Company or is expressly authorized in writing in advance by the Board.

(b) The term “Proprietary Information” shall mean any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials of the Company, including, without limitation, the Inventions (as defined below). By way of illustration but not limitation, Proprietary Information includes: (i) inventions, ideas, samples, processes, formulas, data, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of employees or other consultants of the Company.

(c) Advisor understands that Company has received and will in the future receive from third parties confidential and/or proprietary information that is subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes (“Third Party Information”). Advisor agrees to hold all such Third Party Information in confidence and to not use it or disclose it to anyone, except in connection with Advisor’s work for the Company or as expressly authorized in writing in advance by the Board.

(d) Advisor agrees that any and all inventions, discoveries and know-how that the Advisor conceives, reduces to practice or develops during the term of this Agreement, alone or in conjunction with others, in the course of or as a direct result of his work for the Company and all intellectual property rights therein (the “Inventions”) shall be the sole and exclusive property of the Company. Advisor hereby assigns and agrees to assign to the Company his entire right, title and interest in and to all Inventions and designates the Company as his agent for, and grants to the Company a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, solely for the purpose of effecting such assignment. Advisor further agrees to cooperate and provide reasonable assistance to the Company to obtain and from time to time enforce all intellectual property rights in the Inventions.

7. Noncompetition; Nonsolicitation.

(a) During the Term (as defined below), Advisor agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Advisor to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates (as defined below). Ownership by Advisor, in professionally managed funds over which the Advisor does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section. For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

(b) During the Term and for a period of twelve (12) months thereafter (the “Restricted Period”), Advisor shall not engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that involve the use of NK cells or related cell therapies for the treatment of cancer, except with the prior written consent of the Board.

(c) During the Restricted Period, Advisor shall not, directly or indirectly: (i) solicit or induce, or attempt to solicit or induce, any employee of the Company or its Affiliates to leave the employ of the Company or such Affiliate; or (ii) solicit or attempt to solicit the business of any client or customer of the Company or its Affiliates with respect to products, services, or investments similar to those provided or supplied by the Company or its Affiliates.

8. No Conflicting Obligations.

Advisor represents that Advisor’s performance of all of the terms of this Agreement, including the performing of the Services for the Company, do not and will not breach or conflict with any agreement with any third party. The Parties acknowledge and agree that Advisor’s service on the boards of directors and management of Primrose Therapeutics Inc, Biogen-Idec and Neoprobe shall not constitute a breach of this Agreement, provided that such service does not interfere with Advisor’s work for the Company as specified herein.

9. No Use of Others’ Confidential Materials.

Advisor agrees not to bring to the Company or to use in the performance of his work for the Company any materials or documents of a present or former employer of Advisor, or any materials or documents obtained by Advisor from any third party under an obligation of confidentiality, unless such materials or documents are generally available to the public or Advisor has authorization from such present or former employer or third party for the possession and unrestricted use of such materials. Advisor understands that Advisor is not to breach any obligation of confidentiality that Advisor has to any present or former employers or other third party.

10. Term and Termination.

(a) This Agreement shall commence on the Effective Date and shall continue until terminated as set forth herein (the “Term”).

(b) Either Party may terminate this Agreement at any time and for any reason by giving no less than thirty (30) days prior written notice to the other Party, however the Company agrees if such termination does not involve a material breach of this agreement the Company will be obligated to provide compensation for the twelve months guaranteed fee. In addition, the Company shall have the right to terminate this Agreement immediately and without prior notice should Advisor materially breach any term of this Agreement.

(c) Upon the termination of this Agreement for any reason, unless the Parties expressly agree otherwise in writing, Advisor shall immediately resign from his position as Executive Chairman of the Board and from any other positions he may hold with the Company.

(d) Upon termination of this Agreement for any reason, Advisor shall promptly deliver to the Company all Company property, documents and other materials of any nature in his possession, including but not limited to any documents or other items containing or pertaining to any Proprietary Information.

(e) The obligations set forth in Sections 4, 5, 6, 9 and 10 will survive any termination or expiration of this Agreement.

11. Miscellaneous.

(a) The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that, as the Company has specifically contracted for Advisor’s Services, Advisor may not assign or delegate Advisor’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company’s business.

(b) Because Advisor may have access to and become acquainted with Proprietary Information, which has significant value to the Company, the Company shall have the right to enforce Sections 5 and/or 6 of this Agreement by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of Sections 5 and/or 6 of this Agreement.

(c) This Agreement shall be governed by and construed according to the laws of the State of New York, without regards to conflicts of laws rules. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

(d) This Agreement constitutes the final, exclusive and complete understanding and agreement of the Parties with respect to the subjects addressed herein and supersedes all prior understandings and agreements between the Parties with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto.

(e) Any notices required or permitted hereunder shall be given to the appropriate Party at the address specified below, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address or three days after the date of mailing if sent by certified or registered mail.

(f) This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

CORONADO BIOSCIENCES, INC.

By:	/s/ Gary G. Gemignani	/s/ Eric Rowinsky
ERIC ROWINSKY, M.D.

Name:	Gary G. Gemignani	Address: 5 Robin Rd
Title:	COO & CFO	Warren, NJ 07059

Address: 45 Rockefeller Plaza, Suite 2000

New York, NY 10111